Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Slam Corp.

Lynk Global Holdings, Inc.

(Exact Name of Registrants as Specified in their Respective Charters)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(9)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	New Slam Common Stock(1)	—	23,452,959	—		—		—	—
Fees to Be Paid	Equity	New Slam Common Stock issuable upon exercise of New Slam Warrants(2)	—	25,708,333	—		—		—	—
Fees to Be Paid	Equity	New Slam Warrants(3)	—	25,708,333	—		—		—	—
Fees to Be Paid	Equity	Shares of Topco Series A Common Stock(4)	457(f)(1)	23,452,959	$10.90	(10)	$255,637,253.10		0.0001476	$37,732.06
Fees to Be Paid	Equity	Shares of Topco Series A Common Stock(5)	457(f)(2)	85,650,000	$0.0000333	(12)	$2,852.15	(12)	0.0001476	$0.43
Fees to Be Paid	Equity	Shares of Topco Series A Common Stock(6)	457(g)(1)	25,708,333	$11.50	(11)	$295,645,829.50		0.0001476	$43,637.33
Fees to Be Paid	Equity	Topco Warrants(7)(8)	457(g)	25,708,333	—		—		—	—	(13)
	Total Offering Amounts						$551,285,934.75			$81,369.82
	Registration Fee Due									$81,369.82

(1)	The number of shares of common stock, par value $0.0001 per share (“New Slam Common Stock”), of Slam Corp., a Delaware corporation (“New Slam”), immediately following the Domestication (as defined in the proxy statement/prospectus) represents (i) 9,077,959 Slam Class A Ordinary Shares (as defined in the proxy statement/prospectus) of Slam Corp., a Cayman Islands exempted company (“Slam”), that were registered pursuant to the Registration Statement on Form S-1 (SEC File No. 333-252727) and offered by Slam in its initial public offering and (ii) 14,375,000 Slam Class B Ordinary Shares (as defined in the proxy statement/prospectus) held by the Slam Initial Shareholders. The Slam Class A Ordinary Shares and Slam Class B Ordinary Shares will automatically be converted by operation of law into shares of New Slam Common Stock as a result of the Domestication.

(2)	Represents shares of New Slam Common Stock to be issued upon the exercise of (i) 14,375,000 Slam Public Warrants (as defined in the proxy statement/prospectus) and (ii) 11,333,333 Slam Private Placement Warrants (as defined in the proxy statement/prospectus). The warrants will convert into warrants to acquire shares of New Slam Common Stock at a per share exercise price of $11.50 as a result of the Domestication.

(3)	Represents warrants to acquire shares of New Slam Common Stock (“New Slam Warrants”) with a per share exercise price of $11.50 after the Domestication.

(4)	Represents the number of shares of Series A Common Stock of Lynk Global Holdings, Inc. (“Topco”), par value $0.00001 per share (the “Topco Series A Common Stock”), to be issued upon completion of the business combination described in the proxy statement/prospectus (the “Business Combination”) in exchange for shares of New Slam Common Stock, including (a) up to a maximum (subject to any redemptions) of 9,077,959, the number of Slam Class A Ordinary Shares issued by Slam in its initial public offering which represent shares of New Slam Common Stock following the Domestication and (b) 14,375,000, the number of Slam Class B Ordinary Shares issued by Slam to the Slam Initial Shareholders which represents shares of New Slam Common Stock following the Domestication.

(5)	Represents (a) 83,500,000 shares of Topco Series A Common Stock issued to the Lynk Equityholders (as defined in the proxy statement/prospectus) in respect of their equity interests in Lynk Global, Inc., a Delaware limited liability company (“Lynk”) and (b) 2,150,000 shares of Topco Series A Common Stock that may be issued as contingent consideration in the Business Combination pursuant to the Business Combination Agreement.

(6)	Represents 14,375,000 shares of Topco Series A Common Stock and 11,333,333 shares of Topco Series A Common Stock, respectively, issuable upon exercise by holders of New Slam Warrants following the Domestication.

(7)	Represents Topco Warrants issuable in exchange for New Slam Warrants outstanding immediately prior to the closing of the Business Combination with a per share exercise price of $11.50.

(8)	Includes shares of Topco Series A Common Stock underlying the Topco Warrants that may be issued in the Business Combination if the public warrant holders of Slam adopt the Warrant Amendment to the Warrant Agreement as described in the proxy statement/prospectus.

(9)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends or similar transactions.

(10)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Slam Class A Ordinary Shares of Slam on the Nasdaq Capital Market (“Nasdaq”) on February 9, 2024 ($10.90 per share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(11)	Pursuant to Rule 457(g)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the shares underlying the warrants is calculated based on an exercise price of $11.50 per share.

(12)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Lynk is a private company, no market exists for its securities, and Lynk has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of shares of Topco Series A Common Stock to Lynk holders is one-third of the aggregate par value of the Topco shares expected to be issued in the Business Combination.

(13)	No registration fee is required pursuant to Rule 457(g) under the Securities Act.